ANNUAL MEETING RESULTS
An annual meeting of the funds shareholders was held on December 1, 2008. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:

				  Shares 	Shares Withholding
				 Voted For	Authority to Vote
Roger A. Gibson................	   448		       64
Leonard W. Kedrowski...........	   448		       64

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

				  Shares	    Shares
				 Voted For	Voted Against
Benjamin R. Field III..........	 1,364,548	    27,920
Victoria J. Herget.............	 1,364,548	    27,920
John P. Kayser.................	 1,364,548	    27,920
Richard K. Riederer............	 1,364,548	    27,920
Joseph D. Strauss..............	 1,364,135	    28,333
Virginia L. Stringer...........	 1,364,135	    28,333
James M. Wade..................	 1,364,548	    27,920


(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2009.
The following votes were cast regarding this matter:

 Shares		  Shares		  Broker
Voted For	Voted Against		Abstentions	Non-Votes
1,366,720	  7,433			  18,315	    0